
MASTERWORKS
AVAILABLE NOW
ALEX KATZ

Offering Overview



INITIAL OFFERING SIZE

$1.80M

SCALE

6.5 × 15 FT

Triptych paintings like this one rarely come to auction. The only other time a triptych sold, it achieved his #6 highest price.

This followed on similar sales of $3.16M ('20), $2.53M ('22) and $2.47M ('22).

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Art World Veteran

At 97 years old, Katz is one of the most globally distinguished, and influential American painters living today.

Market Momentum

Katz's market has seen a marked increase in recent years, with all of his top ten auction prices coming since 2019. Works similar to ours make up 6 of his top 10 records.



Museum Prestige

Katz has been in more than 100 museum collections, and has been in more than 450 exhibitions worldwide—more than almost any other artist in our collection.


GUGGENHEIM
MoMA
TATE
THE MET

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Important Disclosures

See the offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, or investment advice. Masterworks is not registered, licensed or supervised as a broker-dealer by the SEC or the Financial Industry Regulatory Authority (FINRA).

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure on Regulation A Offerings, Risks of Investing, Performance Metrics, Art Market Data, Progress Bar, and more visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

Masterworks has offered investments in over 400 works and realized illustrative annualized net returns of 15%, 17%, and 19% on works held less than one year (not inclusive of unsold works which may be lower).

Masterworks, LLC is located at 225 Liberty St, 29th Floor, New York, NY 10281.